Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

EQUUS TOTAL RETURN, INC. ANNOUNCES

DEVELOPMENT AGREEMENT WITH KOPELSON ENTERTAINMENT

HOUSTON, TX – January 29, 2007 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announces a development financing agreement with Kopelson Entertainment through Equus Media Development Company, LLC (“EMDC”) for the purchase of creative material to be used for the production of motion pictures.

“We are delighted with the opportunity to work with Kopelson Entertainment, one of the leading production companies in the industry,” Kenneth Denos, Executive Vice President of Equus. “We believe our combined efforts in the entertainment sector will enhance shareholder value.”

“While responding to rapidly evolving trends in the motion picture industry, we believe a development fund will facilitate and streamline the production process,” commented Paula Douglass, Vice President of Equus and President of EMDC. “The management team and solid track record of Kopelson Entertainment is widely respected and accomplished. We believe it is well positioned to identify and acquire high-quality material for commercial development.”

“While there are production funds available through the studios and newly funded production companies, there is a relatively small amount allocated for development. Our goal is to provide financing through EMDC to develop high quality commercial screenplays for production. We anticipate this relationship will provide us with a competitive edge in acquiring and developing material,” stated Arnold Kopelson of Kopelson Entertainment.

Arnold Kopelson received the Best Picture Academy Award for the production of “Platoon” and a Best Picture Nomination for “The Fugitive”. Other Kopelson Entertainment films include “Se7en”, “A Perfect Murder”, “The Devil’s Advocate”, “Falling Down” and “Outbreak”. Kopelson Entertainment films have generated in excess of $3 billion in worldwide receipts.

Equus is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus may be obtained from the website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.